UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2014

Avago Technologies Limited

(Exact name of registrant as specified in its charter)

Singapore	001-34428	98-0682363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Yishun Avenue 7 Singapore 768923		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (65) 6755-7888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 15, 2013, Avago Technologies Limited entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Avago Technologies Limited, Avago Technologies Wireless (U.S.A.) Manufacturing Inc., an indirect wholly owned subsidiary of Avago (“Parent”), LSI Corporation (“LSI”) and Leopold Merger Sub, Inc., a direct wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into LSI (the “Merger”), with LSI surviving the Merger as an indirect wholly owned subsidiary of Avago.

On March 7, 2014, Avago Technologies Limited, Parent and Merger Sub (collectively, “Avago”), along with LSI, entered into an Agreement of the Parties In Connection With Settlement relating to class action lawsuits that had been filed by alleged stockholders of LSI against Avago and LSI. In connection with that settlement, Avago has agreed to make certain public statements, as follows:

•	Avago agrees with the description in LSI’s proxy statement of standstill provisions contained in confidentiality agreements between LSI and bidders, including Avago. Avago understands that in the Merger Agreement, LSI agreed not to terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which LSI or any of its subsidiaries is a party, and that LSI has agreed to enforce the provisions of each such confidentiality agreement. Avago also understands that upon execution of the Merger Agreement, the only standstill provisions that remained in effect from the confidentiality agreements entered into in connection with the Company’s strategic process are the standstill provisions in the confidentiality agreements entered into with Avago Technologies Limited. and its financing source, Silver Lake Partners IV, L.P. Accordingly, Avago agrees that the other parties who previously executed standstill provisions were released from those standstill provisions as of December 15, 2013, and are able to present a potential superior proposal and will be able to obtain confidential diligence materials notwithstanding their prior entry into standstill agreements, provided they otherwise comply with the terms of the Merger Agreement.

•	Avago acknowledges that the standstill provision in the confidentiality agreement entered into with Avago contains an exception to the standstill provision for acquisition proposals made at the invitation of the LSI board of directors. Avago agrees that Section 6.03(d) of the Merger Agreement requires that any party seeking to present a superior proposal or expressing interest in the Company that the LSI board of directors determines is reasonably likely to lead to a superior proposal execute a standstill provision no less favorable to LSI than the standstill executed by Avago, and provided that LSI complies with the procedures and other requirements set forth in Section 6.03 of the Merger Agreement, in the event that LSI receives a potential superior proposal/inquiry in compliance with the Merger Agreement, the standstill provision in the confidentiality agreement that such third party would enter into with LSI would not restrict such third party from proceeding with its proposal/inquiry, requesting and receiving nonpublic information about LSI and its subsidiaries, engaging in discussions with LSI with respect to the proposal/inquiry and, if LSI’s board determines that the proposal constitutes a superior proposal, entering into a definitive agreement with LSI with respect to the proposal.

Additional Information and Where to Find It; Participants in Solicitation

This communication is being made in respect of the proposed transaction involving LSI and Avago. The proposed transaction will be submitted to the stockholders of LSI for their consideration. In connection with the proposed transaction, LSI filed a proxy statement with the SEC on March 11, 2014. LSI and Avago may also file with the SEC other documents regarding the proposed transaction. LSI’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. LSI’s proxy statement and a form of proxy are first being mailed to LSI’s stockholders on or about March 13, 2014. Investors may obtain, without charge, a copy of the proxy statement and other relevant documents (when available) filed with the SEC from the SEC’s website at http://www.sec.gov. Investors will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by writing to LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center or by calling 1-800-372-2447.

LSI and Avago and their respective directors, executive officers may be deemed to be participants in the solicitation of proxies from LSI’s stockholders with respect to the meeting of stockholders that will be held to consider the proposed Merger. Information regarding LSI’s directors and executive officers is contained in LSI’s Annual Report on Form 10-K for the year ended December 31, 2013, the proxy statement for LSI’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on March 28, 2013, and subsequent filings which LSI has made with the SEC. Information regarding Avago’s directors and executive officers is contained in Avago’s Annual Report on Form 10-K for the year ended November 3, 2013, the proxy statement for the Avago’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on February 20, 2014, and subsequent filings which Avago has made with the SEC. Investors may obtain additional information regarding the interests of LSI and its directors and executive officers in the proposed Merger, which may be different than those of LSI’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 14, 2014

Avago Technologies Limited

By:	/s/ Patricia H. McCall
Name:	Patricia H. McCall
Title:	Vice President, General Counsel